Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cornerstone Building Brands 401(k) Profit Sharing Plan
Cary, North Carolina

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-14957, 333-111142, 333-172822, 333-176737, 333-193057 and 333-225974) of Cornerstone Building Brands, Inc. of our report dated June 10, 2020, relating to the Statement of Net Assets Available for Plan Benefits as of December 31, 2019 and the related Statement of Changes in Nets Assets Available for Plan Benefits for the year then ended and the related notes of the Cornerstone Building Brands 401(k) Profit Sharing Plan (formerly the NCI 401(k) Profit Sharing Plan) which appear in this Form 11-K for the year ended December 31, 2020.

/s/ ACM LLP

Denver, CO
June 22, 2021